SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 25, 2005

Date of Report (Date of earliest event reported)

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-32414	72-1121985
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eight Greenway Plaza, Suite 1330

Houston, Texas 77046

(Address of principal executive offices) (Zip Code)

(713) 626-8525

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 25, 2005, in connection with its election of Virginia Boulet to its Board of Directors, W&T Offshore, Inc. (“W&T” or the “Company”) entered into an Indemnification and Hold Harmless Agreement with Virginia Boulet. Pursuant to the Indemnification and Hold Harmless Agreement, W&T is obligated to indemnify Ms. Boulet on the same terms and conditions as it is obligated to indemnify its other directors and its Chief Executive Officer, each of whom has also entered into an Indemnification and Hold Harmless Agreement on substantially the same terms and conditions.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective March 25, 2005, the Board of Directors of W&T Offshore, Inc. has appointed Virginia Boulet to serve as a director until the 2005 annual meeting of shareholders. Ms. Boulet will serve on the audit and nominating/corporate governance committees of the Board. Ms. Boulet is of counsel to Adams and Reese LLP, a law firm that received approximately $920,000 in fees from the Company in 2004 and that continues to represent the Company in 2005. Ms. Boulet has no direct or indirect material interest in the fees received by Adams and Reese LLP.

Item 9.01 Financial Statements and Exhibits.

c.

10.1	Indemnification and Hold Harmless Agreement by and between Virginia Boulet and W&T Offshore, Inc., dated March 25, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ W. Reid Lea
W. Reid Lea
Executive Vice President and Chief
Financial Officer

Dated: March 25, 2005